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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 14)*


                                ARDEN GROUP, INC.
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                                (Name of Issuer)


                        Class A Common Stock - $0.25 par
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                         (Title of Class of Securities)


                                   03976210-9
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                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemend to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                     Page 1 of 5 Pages

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-------------------------------                    ----------------------------
        CUSIP NO. 03976210-9            13G              PAGE 2 OF 5 PAGES
-------------------------------                    ----------------------------

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        NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   1    CITY NATIONAL BANK (AS TRUSTEE)
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   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)
        (b)
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   3    SEC USE ONLY

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   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
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 NUMBER OF SHARES
BENEFICIALLY OWNED  5  SOLE VOTING POWER
 BY EACH REPORTING
  PERSON WITH          0
                    -----------------------------------------------------------
                    6  SHARED VOTING POWER

                       186,096
                    -----------------------------------------------------------
                    7  SOLE DISPOSITIVE POWER

                       0
                    -----------------------------------------------------------
                    8  SHARED DISPOSITIVE POWER

                       186,096
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   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        186,096
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  10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
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  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.4%
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  12    TYPE OF REPORTING PERSON

        BK
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     *SEE INSTRUCTION BEFORE FILLING OUT!


                                     Page 2 of 5 pages

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Item 1    (a)     Name of Issuer:  Arden Group, Inc.

          (b)     Address of Issuer's Principal Executive Offices:
                  Post Office Box 512256
                  Los Angeles, CA 90220

Item 2    (a)     Name of Person Filing:  City National Bank (as Trustee)

          (b)     Address of Principal Business Office:
                  400 North Roxbury Drive
                  Beverly Hills, CA 90210

          (c)     Citizenship:  U.S. - a national banking association

          (d)     Title of Class of Securities:  Class A Common Stock - $.25 par

          (e)     CUSIP Number:  03976210-9

Item 3 Person filing is a:

          (a)     [ ]   Broker or Dealer

          (b)     [X]   Bank as defined in section 3(a)(6) of the Act

          (c)     [ ]   Insurance Company

          (d)     [ ]   Investment Company

          (e)     [ ]   Investment Adviser

          (f)     [ ]   Employee Benefit Plan, Pension Fund subject to ERISA or
                        Endowment Fund

          (g)     [ ]   Parent Holding Company

          (h)     [ ]   Group


                                     Page 3 of 5 pages

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Item 4    Ownership:

          (a)     Amount Beneficially Owned:  186,096

          (b)     Percent of Class:  8.4%

          (c)     Number of shares as to which such person has

                  (i)   sole power to vote or direct the vote:  0

                  (ii)  shared power to vote or direct the vote:  186,096

                  (iii) sole power to dispose or direct the disposition of:  0

                  (iv)  shared power to dispose or direct the disposition of:
                        186,096

Item 5    Ownership of Five Percent or Less of a Class:
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6    Ownership of More Than Five Percent on Behalf of Another Person:
          Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
          Not Applicable.

Item 8    Identification and Classification of Members of the Group:
          Not Applicable.

Item 9    Notice of Dissolution of Group:  Not Applicable.

Item 10   Certification:
          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


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Signature:
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:   February  11, 2000



City National Bank,
a national banking association



By: /s/ Richard Weiss
    --------------------
    Richard Weiss
    Senior Vice President



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